EXHIBIT 10.71

MORGAN KEEGAN & COMPANY

Amended and Restated

Deferred Compensation Plan

January 1, 2011

MORGAN KEEGAN & COMPANY

AMENDED AND RESTATED

DEFERRED COMPENSATION PLAN

Article 1. Plan Establishment and Purpose

1.1	Background of Plan. Morgan Keegan & Company, successor to Morgan Keegan, Inc. for purposes of this plan (the “Company”) established, effective January 1, 2000, a deferred compensation plan that is now known as the Morgan Keegan & Company Deferred Compensation Plan (the “Plan”). The Plan became effective for Base Salary and Incentive Awards earned in 2000 and thereafter. The Plan was amended effective July 1, 2001 and was amended and restated in 2008 to comply with Section 409A of the Code and for certain other purposes, and was also amended and restated in 2009. The Plan is further amended and restated effective January 1, 2011, except as specifically provided herein. Amounts earned and vested as of December 31, 2004 under the July 1, 2001 version of the Plan (“Grandfathered Amounts”) shall, except as otherwise expressly stated herein, remain subject to the terms and conditions of the July 1, 2001 version of the Plan. Amounts earned and vested under this Plan or the prior version(s) of the Plan after December 31, 2004 (“Nongrandfathered Amounts”) shall be subject to the terms and conditions of this Plan as hereby amended and restated.

1.2	Status of Plan. The Plan is intended to be an unfunded plan under the Internal Revenue Code of 1986, as amended, although the Company may establish a trust under Revenue Procedure 92-64 to provide benefits under the Plan, as described in Article 13.

1.3	Purpose. The purpose of the Plan is to permit Participants to defer Base Salary and Incentive Awards they receive from the Company and to further align the objectives of key employees with the interests of the shareholders of Regions Financial Corporation.

1.4	Interpretation. The Plan is intended to comply with §409A, and any ambiguity hereunder shall be interpreted in such a way as to comply, to the extent necessary, with §409A or to qualify for an exemption from §409A.

Article 2. Definitions

2.1	Definitions. The following terms shall have their respective meanings set forth below:

“§409A” means Section 409A of the Code and shall include any amendments thereto or successor provisions as well as any applicable current and future regulations, rulings, IRS notices and other binding legal authority interpreting or modifying the legal requirements under Section 409A.

“Account” means the account established on behalf of the Participant pursuant to Section 5.9.

“Base Salary” means, with respect to a Participant, cash base salary payable by the Company to the Participant for service with the Company. Notwithstanding any provision in this Plan to the contrary, Base Salary shall not include bonuses or other incentive awards, but shall include any amount which would have been included in cash base salary but for the Participant’s election to defer payment of such amount under any provision of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Regions Financial Corporation Benefits Management Committee.

“Common Stock” means the common stock of Morgan Keegan, Inc. until March 31, 2001, as of which date “Common Stock” means the common stock of Regions Financial Corporation.

“Company” means Morgan Keegan & Company.

“Compensation” means a Participant’s Base Salary and Incentive Award with respect to a given Plan Year.

“Compensation Conversion Date” means (i) with respect to an Incentive Award, the date as of which the value of such Incentive Award is calculated and payable; and (ii) with respect to Base Salary, the date as of which the Base Salary is payable.

“Controlled Group” means the Company and any other business entity (including any parent company, subsidiary or sister company) that is aggregated with the Company under Sections 414(b), (c), (m) or (o) of the Code.

“Deferral Election” means an annual, irrevocable written election, made in accordance with Section 5.1 on the form provided by the Committee, to defer the receipt of a stipulated amount of Incentive Awards and Base Salary, subject to the provisions of Sections 5.1 and 5.2.

“Deferred Amount Shares” has the meaning assigned in Section 5.3.

“Disability” means a disability within the meaning of Section 409A(a)(2)(C) of the Code.

“Dividend” means the dividend paid on a share of Common Stock for the relevant period ending on the Dividend Date.

“Dividend Date” means the date on which a dividend is paid on a share of Common Stock for the relevant period.

“Fair Market Value” means, on any date, (i) if the Common Stock is listed on a securities exchange or is traded over the NASDAQ National Market, the closing sales price on such exchange or over such system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Common Stock is not listed on a securities exchange or traded over the NASDAQ National Market, the mean between the bid and offered prices as quoted by NASDAQ for such date; provided, however, that if it is determined that the fair market value is not properly reflected by such NASDAQ quotations, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable.

“Forfeiture Period” means, with respect to any Matching Contribution, the period of time designated by the Committee which follows the last day of the Plan Year as of which the Matching Contribution is initially credited to a Participant’s Account.

“Grandfathered Amount” means any benefit hereunder that was earned and no longer subject to a substantial risk of forfeiture on or before December 31, 2004, provided however that if there is a material modification with respect to a Grandfathered Amount that causes it to become subject to §409A, such amount shall be a Nongrandfathered Amount.

“Incentive Award” means, with respect to a Participant, the annual incentive bonus earned by the Participant.

“Matching Contribution” has the meaning assigned in Section 5.5 and shall include any Matching Contributions made in cash, in Matching Contribution Shares, or otherwise.

“Matching Contribution Shares” has the meaning assigned in Section 5.5.

“Nongrandfathered Amount” means any benefit hereunder that is not a Grandfathered Amount.

“Normal Retirement Date” means the date on which a Participant reaches age sixty-five (65) while in the employment of the Controlled Group.

“Participant” means any individual designated to participate in the Plan pursuant to Section 4.1.

“Performance Shares” means the number of shares determined in accordance with Sections 5.3 and 5.5 (as the case may be), and shall in the aggregate equal the number of Deferred Amount Shares and Matching Contribution Shares, if any, computed with respect to an Incentive Award or Base Salary deferral, in accordance with Sections 5.3 and 5.5 (as the case may be).

“Plan” means the Morgan Keegan & Company Deferred Compensation Plan.

“Plan Year” means the calendar year.

“Separation from Service” shall mean a separation from service as defined in §409A.

“Specified Employee” means a ‘specified employee’ as defined in §409A and shall be determined in accordance with Regions’ general policy for determining specified employees under §409A, as such policy may be amended from time to time.

2.2	Gender and Number. Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

Article 3. Administration

3.1	Administration. The Committee shall have the exclusive responsibility for the general administration of the Plan (including Grandfathered Amounts) according to the terms and provisions of the Plan and shall have all the powers necessary to accomplish these purposes, including but not by way of limitation, the right, power and authority:

(a)	To make rules and regulations for the administration of the Plan;

(b)	To construe all terms, provisions, conditions, and limitations of the Plan;

(c)	To correct any defects, supply any omissions or reconcile any inconsistencies that may appear in the Plan in the manner and to the extent deemed expedient;

(d)	To determine all controversies relating to the administration of the Plan, including but not limited to differences of opinion which may arise between the Company or the Committee and a Participant; and

(e)	To resolve any questions necessary to promote the uniform administration of the Plan.

3.2	Committee’s Discretion. The Committee, in exercising any power or authority granted under this Plan, or in making any determination under this Plan, shall perform or refrain from performing those acts in its sole and absolute discretion and judgment. Any decision made by the Committee, or any refraining to act or any act taken by the Committee, in good faith shall be final and binding on all parties. Except where the provisions of the Plan specifically grant the Committee the right to exercise discretion, the Committee shall be bound by the terms of the Plan.

3.3

Liability and Indemnity of Committee. The members of the Committee shall not be liable for any act done or any determination made in good faith. The Company (or its parent, if the Company cannot) shall, to the fullest extent permitted by law, indemnify and hold the members of the Committee harmless from any and all claims, causes of action, damages and expenses (including reasonable attorneys’ fees and expenses)

incurred by the members of the Committee in connection with or otherwise related to his or her service in such capacity.

3.4	Nature of Interest. The granting of rights to Participants under the provisions of the Plan represents only a contracted right to receive deferred compensation. Accordingly, the Plan grants no right to, or interest in, either express or implied, any equity position or ownership in Regions Financial Corporation.

Article 4. Eligibility and Participation

4.1	Eligibility and Participation.

(a)	First Plan Year. For the Plan Year beginning January 1, 2000 (the “Initial Plan Year”), employees eligible to participate in the Plan include those executive officers and broker/employees of the Company whose anticipated Compensation for the Initial Plan Year will meet or exceed the limit on compensation set forth in Section 401(a)(17) of the Code and whose prior year elective deferrals into the 401(k) plan sponsored by the Company were selected by the Participant to be the maximum amount permitted for such year by the Code, regardless of whether the actual amount of elective deferrals for such Participant was limited as a result of the application of the non-discrimination testing rules that apply to 401(k) plans and elective deferrals.

(b)	Subsequent Plan Years. For each Plan Year commencing after the Initial Plan Year and prior to January 1, 2009, employees eligible to participate in the Plan include (i) executive officers and broker/employees of the Company who were eligible to participate in the Plan in any prior Plan Year and who actually participated in the Plan in any prior Plan Year; and (ii) executive officers and broker/employees of the Company who have not been eligible to participate in the Plan in any prior Plan Year in accordance with this Section 4.1, whose anticipated Compensation for the applicable Plan Year will meet or exceed the limit on compensation set forth in Section 401(a)(17) of the Code, and whose prior year elective deferrals into the 401(k) plan sponsored by the Company were selected by the Participant to be the maximum amount permitted for such year by the Code, regardless of whether the actual amount of elective deferrals for such Participant was limited as a result of the application of the non-discrimination testing rules that apply to 401(k) plans and elective deferrals. For Plan Years commencing on and after January 1, 2009, employees eligible to participate in the Plan include (i) executive officers and broker/employees of the Company who were eligible to participate in the Plan in any prior Plan Year and who actually participated in the Plan in any prior Plan Year; and (ii) executive officers and broker/employees of the Company who have not been eligible to participate in the Plan in any prior Plan Year in accordance with this Section 4.1, whose anticipated Compensation for the applicable Plan Year will meet or exceed $180,000 (the “Compensation Minimum”). The Committee retains the discretion to modify the Compensation Minimum provided in this Section 4.1(b) for future Plan Years.

(c)	Committee Discretion. Notwithstanding the provisions of subsections (a) and (b) of this Section, the Committee retains the discretion to determine whether an individual executive or broker/employee shall be permitted to participate, or continue to participate, in the Plan. Any revocation of eligibility shall have no effect on a Participant’s current year Deferral Elections which are irrevocable upon the commencement of such calendar year.

(d)	Duration of Participation. A Participant shall continue to be a Participant until the date the Participant is no longer entitled to a benefit under this Plan. However, the Committee may, in its sole and absolute discretion, determine that a Participant will cease to be eligible to make subsequent year Deferral Elections as provided in Subsection (c) above.

Article 5. Deferrals and Performance Shares

5.1	Voluntary Deferral of Incentive Award and Base Salary.

(a)	Deferral Election. A Participant may make an annual, irrevocable election in a Deferral Election to defer any portion of an Incentive Award and Base Salary payable with respect to a Plan Year in accordance with this Section 5.1. Notwithstanding the preceding sentence, the Deferral Election (i) shall apply only to Base Salary and Incentive Awards that, in the aggregate, exceed the Compensation Minimum, and (ii) shall not exceed eighty percent (80%) of a Participant’s Compensation that would otherwise be payable in cash to the Participant absent the Participant’s Deferral Election.

(b)	Timing of Deferral Election. The Committee, in the exercise of its discretion, may decide with respect to each Plan Year whether to offer eligible executives or broker/employees the option of making a Deferral Election. The Participant shall make this election on a form prescribed by the Committee, and such completed form shall be returned to the appropriate individual in Human Resources and available to the Committee. For each Plan Year with respect to which Deferral Elections are permitted, the following procedures shall apply:

(i)	First Year of Participation. An executive or broker/employee shall have thirty (30) days following the date the executive or broker/employee first becomes eligible to participate in this Plan in which to execute and deliver to the Committee or its designee a Deferral Election by which he or she elects to defer a stipulated percentage of Base Salary and Incentive Award to be earned during the portion of the Plan Year remaining after the Deferral Election is made and which, but for such deferral election, would be paid to the Participant. If an employee is already eligible to participate in a different deferred compensation plan of the same type as determined under the plan aggregation rules in Treasury Regulation 1.409A-1(c)(2), the employee shall not be eligible to make a Deferral Election until the next Plan Year in accordance with subparagraph (ii) below.

(ii)	Subsequent Years of Participation. Unless a longer period authorized under paragraph (i) above applies, an eligible executive or broker/employee shall have until December 31 of each Plan Year to execute and deliver to Human Resources a Deferral Election providing for the deferral of a stipulated percentage of Base Salary and Incentive Award to be earned during the next Plan Year and which, but for such deferral election, would be paid to the Participant. If the Participant fails to deliver a new Deferral Election prior to the commencement of the new Plan Year, no Deferral Election will be in effect during the new Plan Year.

(c)	Investment Election Prior to July 1, 2001. A Participant shall select whether the amounts to be deferred in accordance with subsection (a) above shall be invested in shares of Common Stock or shall be invested in an interest-bearing account. An election as to investment shall be irrevocable with respect to the amounts subject to the election. Notwithstanding the foregoing, the Company shall have ultimate discretion in the manner in which actual deferred amounts shall be invested; the investment selection by a Participant shall be tracked in the Participant’s Account in the manner described in Article 5.

(d)	Investment Election as of July 1, 2001 and Thereafter. Effective as of July 1, 2001, a Participant shall select whether to invest his or her deferred amounts in shares of Common Stock or investment funds that are made available by the Committee for such investment election; provided, however, that the Company shall have ultimate discretion in the manner in which actual deferred amounts shall be invested. The selection of the investment of deferred amounts credited to a Participant’s Account prior to July 1, 2001 as described in Subsection (c) shall no longer be treated as irrevocable; provided, however, that the frequency with which a Participant may elect to change investments of amounts credited to his or her Account shall be established by the Committee. The investment selection by a Participant shall be tracked in the Participant’s Account in the manner described in Article 5.

(e)	Special Distribution Election. Notwithstanding anything herein to the contrary, in connection with the amendment and restatement of this Plan, and as permitted under §409A, each Participant shall be given the opportunity to submit an election prior to December 5, 2008, to receive a special payout with respect to all or less than all of his or her Account balance to the extent that such balances are vested (the “Special Distribution Election”). The amount designated for early distribution pursuant to the Special Distribution Election shall be payable in a lump sum in February, 2009. Such Special Distribution Election shall not be subject to the three-year deferral requirement provided under Section 6.3(a) hereof. If no Special Distribution Election form is timely submitted for Plan Year 2008, the Participant’s existing deferral election shall remain unchanged.

5.2

Commencement of Deferrals. An Incentive Award or Base Salary shall be deferred under this Plan beginning with the amount of Incentive Award or Base Salary that is earned in the first pay period which begins when a Participant’s cumulative Incentive

Award and Base Salary payments equal the Compensation Minimum for the Plan Year to which the deferral relates.

5.3	Computation of Deferred Amount Shares. The amounts deferred under Section 5.1 that are to be invested in shares of Common Stock shall be converted to Deferred Amount Shares. The number of Deferred Amount Shares with respect to deferred amounts shall be determined by dividing (i) the amount deferred pursuant to Section 5.1 as of the Compensation Conversion Date, by (ii) the Fair Market Value of a share of Common Stock as of the Compensation Conversion Date.

5.4	Crediting of Deferred Amount Shares. The number of Deferred Amount Shares computed in accordance with Section 5.3 shall be credited to each Participant’s Account as of the Compensation Conversion Date.

5.5	Computation of Matching Contribution. The Committee reserves the right, in its sole discretion, to decide whether or not to make a Matching Contribution, either in cash or such other form as it determines. The Matching Contribution amount, if any, shall be determined by the Committee in its sole discretion.

5.6	Crediting of Matching Contribution. The Matching Contribution computed in accordance with Section 5.5 shall be credited to each Participant’s Account as of the last day of the Plan Year to which the Matching Contribution relates.

5.7	Payment of Dividends on Performance Shares. Dividends that are payable with respect to Performance Shares shall be credited to such Participant’s Account as of the applicable Dividend Date.

5.8	Deferred Amounts Invested in Investment Fund(s) and Crediting of Earnings on such Deferred Amounts. Any amounts that a Participant has selected to invest in the investment fund(s) made available pursuant to Section 5.1(d) shall be credited with earnings (gains or losses) based on the results of such investment fund(s) at such times as determined by the Committee. No Matching Contribution Shares will be credited to deferred amounts elected to be invested initially in accordance with this Section 5.8.

5.9

Participants’ Accounts. The Company will establish a separate bookkeeping account for each Participant. A Participant’s Account will be credited with: (i) the number of Deferred Amount Shares determined under Sections 5.3 and 5.4; (ii) the Matching Contribution determined under Section 5.5, if any; and (iii) the value of any amounts that a Participant has selected to invest in the investment fund(s), together with any investment fund(s) earnings (gains or losses) credited to such deferred amounts. All amounts credited to each Account are credited solely for accounting and computational purposes. The amounts credited to the Accounts are at all times the assets of the Company subject to the claims of the Company’s general creditors. Participants shall not have any right to receive any amounts credited to their Accounts until such time as determined under Articles 6 and 7 of the Plan. Statements shall be sent at least annually to Participants showing the number of Deferred Amount Shares, Matching Contribution Shares, if any, and investment fund(s) amounts, credited to his or her Accounts.

Article 6. Payment of Performance Shares and Deferred Amounts

6.1	Election Regarding Timing of Payment of Deferred Amount Shares.

(a)	Initial Election. Each Participant shall elect on his Deferral Election to receive payment of the aggregate of the Deferred Amount Shares calculated with respect to the relevant Incentive Award and Base Salary on a specified date that is no earlier than the end of the Forfeiture Period to which Matching Contribution Shares, if any, are subject which are credited with respect to such Deferred Amount Shares. The Deferred Amount Shares subject to this initial election shall be considered fully vested and not subject to forfeiture.

(b)	Subsequent Elections. A Participant may elect to delay the timing of any distribution with respect to Deferred Amount Shares. Such subsequent election shall not take effect for at least twelve (12) months after it is made, and the first payment with respect to such subsequent election must be deferred for at least five (5) years from the date such payment would otherwise have been made. Further, any subsequent election may not be made less than twelve (12) months prior to the date of the scheduled payment to which it relates. The Deferred Amount Shares subject to any election under this subsection (b) shall be considered fully vested and not subject to forfeiture.

Notwithstanding the elections described above, a Participant shall receive any Deferred Amount Shares credited to his or her Account in accordance with the provisions of Article 7.

6.2	Election Regarding Timing of Payment of Matching Contribution Shares.

(a)	Initial Election. Each Participant shall elect on his Deferral Election to receive payment of the aggregate Matching Contribution Shares, if any, calculated with respect to the Plan Year to which the Deferral Election relates on a specified date, but in no event shall such specified payment date be earlier than the end of the Forfeiture Period. The Matching Contribution Shares subject to this initial election shall be subject to forfeiture during the Forfeiture Period, unless otherwise payable in accordance with Article 7.

(b)

Subsequent Elections. A Participant may elect to delay the timing of any distribution with respect to Matching Contribution Shares. Such subsequent election shall not take effect for at least twelve (12) months after it is made, and the first payment with respect to such subsequent election must be deferred for at least five (5) years from the date such payment would otherwise have been made. Further, any subsequent election may not be made less than twelve (12) months prior to the date of the scheduled payment to which it relates. Matching Contribution Shares the payment of which is extended in accordance with this subsection (b) shall be considered fully vested and no longer subject to any forfeiture.

Notwithstanding the elections described above, a Participant shall receive any Matching Contribution Shares credited to his or her Account in accordance with the provisions of Article 7.

6.3	Election Regarding Timing of Payment of Deferrals Invested in Investment Funds.

(a)	Initial Election. Each Participant shall elect on his Deferral Election to receive payment of the aggregate deferred amounts invested in available investment fund(s) in accordance with Section 5.8 on a specified date that is no earlier than three years after the Plan Year in which the amounts were initially deferred (without regard to any earnings credited thereafter). These amounts subject to this initial election shall be considered fully vested and not subject to forfeiture.

(b)	Subsequent Elections. A Participant may elect to delay the timing of any distribution with respect to deferred amounts invested in available investment fund(s) in accordance with Section 5.8. Such subsequent election shall not take effect for at least twelve (12) months after it is made, and the first payment with respect to such subsequent election must be deferred for at least five (5) years from the date such payment would otherwise have been made. Further, any subsequent election may not be made less than twelve (12) months prior to the date of the scheduled payment to which it relates. The deferred amounts (and earnings) subject to any election under this subsection (b) shall be considered fully vested and not subject to forfeiture.

Notwithstanding the election described above, a Participant shall receive any deferred amounts that are credited to his or her Account in accordance with the provisions of Article 7.

6.4	Payment Election and Investment Selection. The initial election (or subsequent election) with respect to the timing of payment by a Participant pursuant to Section 6.1, 6.2 or 6.3, as the case may be, shall apply to all amounts subject to such election, regardless of whether the Participant changes, pursuant to Section 5.1(d), the investment in which the deferred amounts were initially invested.

6.5	Form of Payment. All whole Performance Shares credited to a Participant’s Account will be paid in a single lump sum payment of shares of Common Stock of Regions Financial Corporation. Any fractional Performance Shares shall be paid in cash. All deferred amounts plus earnings (gains or losses) credited to such Account that have been invested in available investment fund(s) and not converted to Performance Shares shall be paid in a lump sum in cash.

6.6

Payment Recipient. All amounts payable under this Plan shall be paid to the appropriate Participant; provided, however, that a payment made on account of the Participant’s death shall be paid to the Participant’s beneficiary. For purposes of this Plan, a

Participant may, by written instruction during the Participant’s lifetime on a form prescribed by the Committee, designate one or more primary beneficiaries to receive the amount payable hereunder following the Participant’s death, and may designate the proportions in which such beneficiaries are to receive such payments. A Participant may change such designations from time to time, and the last written designation returned to the appropriate individual in Human Resources and available to the Committee prior to the Participant’s death shall control. If a Participant fails to designate a beneficiary, or if no designated beneficiary survives the Participant, payment shall be made by the Committee, in its sole discretion, in the following order of priority:

(a)	to the Participant’s surviving spouse, or if none;

(b)	to the Participant’s children, per stirpes, or if none;

(c)	to the Participant’s estate.

A beneficiary designation shall not be considered effective unless made on a form prescribed by the Committee, returned to the appropriate individual in Human Resources and available to the Committee.

Article 7. Effect of Certain Events on Distribution of Accounts

7.1	Matching Contribution Forfeited. Except as described in Section 7.2, a Participant who separates from employment with the Controlled Group for any reason prior to the completion of the applicable Forfeiture Period shall forfeit any Matching Contribution that relates to such Forfeiture Period. Notwithstanding the preceding sentences, the Committee in its sole discretion may determine that it is in the best interests of the Company to pay such forfeited Matching Contribution to the Participant.

7.2	Matching Contribution not Forfeited in Certain Circumstances. Notwithstanding the provisions of Section 7.1, a Participant who: (a) separates from employment with the Controlled Group on or after the Participant’s Normal Retirement Date; or (b) involuntarily separates from such employment on account of death or Disability, shall receive all Matching Contributions credited to his Account as of the separation date, regardless of whether the Forfeiture Period has been satisfied with respect to such Matching Contribution.

A Participant who separates from employment with the Controlled Group for any reason after satisfying the Forfeiture Period with respect to a Matching Contribution shall receive such Matching Contributions credited to his Account as of the separation date.

7.3	Deferred Amount Shares Never Forfeited. A Participant who separates from employment with the Company for any reason shall receive all Deferred Amount Shares credited to his Accounts as of the separation date. The preceding sentence shall apply with respect to any Deferred Amount Shares that are subsequently invested in investment fund(s) made available under Section 5.1(d).

7.4	Deferred Amounts Invested in Available Investment Fund(s) and Credited With Earnings Never Forfeited. A Participant who separates from employment with the Company for any reason shall receive all deferred amounts that have been invested in available investment fund(s) and credited with earnings (gains or losses) in accordance with Section 5.8 which are credited to such Participant’s Account as of the separation date; provided, however, that Matching Contribution Shares subsequently reinvested in Investment Fund(s) shall be governed by the provisions of Sections 7.1 and 7.2.

7.5

Time of Payment. All payments under Sections 7.1, 7.2, 7.3 and 7.4 shall be made upon the earlier of (i) the scheduled payment date elected by the Participant on his or her Deferral Election, or (ii) on the first payroll date scheduled for the seventh (7th) month following the date of the Participant’s Separation from Service. Notwithstanding the above, the effect of each subsequent election under Section 6.1, 6.2 or 6.3 shall be to delay the payment date under clause (ii) above by five years with respect to amounts for which the subsequent election applies. Payments shall be made pursuant to Section 6.5 to the appropriate individual according to Section 6.6.

Article 8. Limitation of Rights

8.1	Limitation of Rights. Nothing in this Plan shall be construed:

(a)	To give any Participant any right to receive an Incentive Award or to be awarded Performance Shares, other than in accordance with the provisions of this Plan;

(b)	To limit in any way the right of the Company to terminate a Participant’s employment with the Company at any time; or

(c)	To evidence any agreement or understanding, expressed or implied, that the Company will employ a Participant in any particular capacity or for any particular remuneration.

Article 9. Duration of Plan

9.1	Duration of Plan. The Plan shall remain in effect until terminated by the Committee in accordance with Article 10.

Article 10. Amendment, Modification and Termination of Plan

10.1

Amendment, Modification, and Termination of Plan. The Committee may at any time terminate the Plan, and from time to time, may amend or modify it (with respect to both Grandfathered Amounts and Nongrandfathered Amounts); provided, however, that except as set forth below, any action that is not a change to an administrative practice under the Plan, shall not adversely affect any right or obligation with respect to any Performance Shares or deferred amounts credited to a Participant’s Account as of the effective date of the termination, amendment or modification, unless the Participant consents to such change.

Notwithstanding the foregoing, the Committee may, without the Participants’ consent, amend or modify the Plan in any manner that the Committee deems necessary or appropriate in order to comply with, or to preserve the intended tax deferral purposes of the Plan under, applicable laws, regulations or orders, or any changes thereto or judicial or administrative interpretations thereof.

Upon termination of the Plan, the amounts credited to the Participant’s Accounts upon such termination shall become fully vested and shall be paid in a lump sum; provided that such termination and payment comply with the requirements for plan terminations under §409A.

Article 11. Alienation

11.1	Alienation. No benefit provided by this Plan shall be transferable by the Participant except on the Participant’s death, as provided in this Plan. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge. Any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit under this Plan shall be void. No right or benefit under this Plan shall, in any manner, be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to the right or benefit. If any Participant becomes bankrupt or attempts to anticipate, alienate, assign, pledge, sell, encumber or charge any right or benefit under this Plan, then the right or benefit shall, in the discretion of the Committee, cease. In that event, the Company may hold or apply the right or benefit, or any part of the right or benefit, for the benefit of the Participant, his or her spouse, children, or dependents, the beneficiary or any of them, in the manner or in the proportion that the Committee shall deem proper, in its sole discretion, but is not required to do so.

Article 12. Tax Withholding

12.1

 Tax Withholding. An individual who receives payment of a Grandfathered Amount or a Nongrandfathered Amount from the Plan shall pay to the Company, or make arrangements satisfactory to the Committee to pay, any federal, state or local taxes of any kind required by law to be withheld with respect to such payment. The individual shall make such payment or arrangement no later than the date as of which he is scheduled to receive such payment. The obligations of the Company under the Plan shall be conditioned on such payment or arrangement and the Company, to the extent permitted by law, shall have the right to deduct any such taxes from any distribution of any kind otherwise due to the individual (provided however that the amount payable before the application of such deduction shall be reported to the appropriate taxing authority as a taxable payment, to the extent that it would have been reported had there been no deduction). Unless otherwise determined by the Committee, any withholding obligation of the Company on amounts received under the Plan may be settled with shares of

Common Stock that are part of the distribution that gives rise to the withholding requirement.

Article 13. Authority to Establish Trust

13.1	Trust. The Company or the Committee may establish, by the execution of a Trust agreement with one or more trustees, a Trust that, if established, is intended to be maintained as a “grantor trust” under Section 677 of the Code. The assets of the Trust will be held, invested and disposed of by the trustee, in accordance with the terms of the Trust, for the exclusive purpose of providing benefits for Participants and their beneficiaries. Notwithstanding any provision of the Plan or the Trust to the contrary, the assets of the Trust shall at all times be subject to the claims of the Company’s general creditors in the event of insolvency or bankruptcy.

13.2	Contributions and Expenses. The Company, from time to time, may make contributions to the Trust (if and when established). All amounts payable under the Plan and expenses chargeable to the Plan, to the extent not paid directly by the Company, shall be paid from the Trust.

13.3	Trustee Duties. The powers, duties and responsibilities of the trustee shall be as set forth in the Trust and nothing contained in the Plan, either expressly or by implication, shall impose any additional powers, duties or responsibilities upon the Trustee.

13.4	Reversion to the Company. The Company shall have no beneficial interest in the Trust and no part of the Trust shall ever revert or be repaid to the Company, directly or indirectly, except as otherwise provided in Section 13.1 above or in the Trust Agreement.

13.5	Plan Not Funded. Notwithstanding the provisions of this Article, the obligation of the Company to make payments under the Plan constitutes nothing more than the unsecured promise of the Company to make such payments. Until benefits are distributed in accordance with Article 6 or 7, all property and rights associated with deferred amounts under the Plan shall remain solely the property and rights of the Company subject only to claims of the Company’s general creditors.

Article 14. Successor Organization

14.1	Successor Company. In the event of a merger, consolidation, combination or reorganization involving the Company or Regions and any other entity or corporation, the Company or Regions shall require the succeeding or continuing business entity after such merger, consolidation, combination or reorganization, to assume the obligations of the Company under this Plan.

14.2	Share Adjustment. If the number of outstanding shares of Common Stock is changed as a result of recapitalization, merger, consolidation, or other reorganization of Regions, the number of Performance Shares credited to a Participant’s Account shall be appropriately and equitably adjusted on the same basis.

Article 15. Governing Law

15.1	Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Tennessee except to the extent superseded by federal law.

Article 16. Miscellaneous

16.1	Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been included herein.

16.2	Notification of Addresses. Each Participant and each beneficiary shall file with Regions Human Resources or the Committee, from time to time, in writing, the post office address of the Participant, the post office address of each beneficiary, and each change of post office address. Any communication, statement or notice addressed to the last post office address filed with Regions Human Resources or the Committee (or if no such address was filed, then to the last post office address of the Participant or beneficiary as shown on Regions’ records) shall be binding on the Participant and each beneficiary for all purposes of the Plan and neither Regions, the Committee nor the Company shall be obliged to search for or ascertain the whereabouts of any Participant or beneficiary.

16.3	Bonding. The Committee and all agents and advisors employed by it shall not be required to be bonded.

Article 17. Effective Date

17.1	Effective Date. The Plan shall be effective as of January 1, 2011, except as specifically provided otherwise.